Exhibit 23.5

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Certified Valuation Analysts

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2017, with respect to the financial statements of AgEagle Aerial Systems, Inc. for the years ended December 31, 2016 and 2015, contained in the S-4 / Proxy Statement filed by EnerJex Resources, Inc.

We hereby consent to the use of the aforementioned report, dated May 12, 2017, on our audit of the financial statements of AgEagle Aerial Systems, Inc., which is contained in the S-4 / Proxy Statement filed by EnerJex Resources, Inc.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL
February 5, 2018

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, West Palm Beach, FL 33401 – (561) 429-6225